PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291667

Up to 11,763,800 Shares of Common Stock

Pursuant to this prospectus, the selling stockholders identified herein (the “Selling Stockholders”) are offering on a resale basis an aggregate of up to 11,763,800 shares of common stock of Phio Pharmaceuticals Corp. (the “Company,” “we,” “us” or “our”), par value $0.0001 per share (the “Common Stock) consisting of up to (a) 11,326,364 shares of Common Stock that are issuable upon exercise of warrants with twenty-four month term (the “Series A Warrants”) purchased pursuant to inducement letter agreements with certain of the Selling Stockholders, dated November 3, 2025 (the “Inducement Letter Agreements”), and (b) 437,436 shares of Common Stock that are issuable upon the exercise of certain warrants (together with the Series A Warrants, the “Warrants”) issued to our placement agent pursuant to an engagement letter as described herein.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock covered by this prospectus. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the up to 11,763,800 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $24.5 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

The Selling Stockholders may sell or otherwise dispose of the shares of Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the shares of Common Stock covered by this prospectus in the section entitled “Plan of Distribution” on page 12. Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Common Stock covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares of Common Stock with the Securities and Exchange Commission (the “SEC”).

The Common Stock is listed on The Nasdaq Capital Market under the symbol “PHIO.” On December 2, 2025, the last reported sale price of the Common Stock on The Nasdaq Capital Market was $1.23 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THIS PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2025

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ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to an aggregate of 11,763,800 shares of Common Stock. We are not selling any shares of Common Stock under this prospectus, and we will not receive any proceeds from the sale of shares of Common Stock offered hereby by the Selling Stockholders, although we may receive cash from the exercise of the Warrants.

You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with any other information and we take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects.

We are not, and the Selling Stockholders are not, making offers to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section entitled “Where You Can Find More Information” below, including the registration statement and the other reports we file with the SEC.

In this prospectus, unless otherwise noted, (1) the term “Phio” refers to Phio Pharmaceuticals Corp. and our subsidiary, MirImmune, LLC and (2) the terms “Company,” “we,” “us” and “our” refer to the ongoing business operations of Phio and MirImmune, LLC, whether conducted through Phio or MirImmune, LLC.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “intends,” “believes,” “anticipates,” “indicates,” “plans,” “expects,” “suggests,” “may,” “would,” “should,” “potential,” “designed to,” “will,” “ongoing,” “estimate,” “forecast,” “target,” “predict,” “could,” and similar references, although not all forward-looking statements contain these words. Forward-looking statements are neither historical facts nor assurances of future performance. These statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Risks that could cause actual results to vary from expected results expressed in our forward-looking statements include, but are not limited to:

•	we are dependent on the success of our INTASYL™ technology, and our product candidates based on this technology, which is unproven and may never lead to approved and marketable products;
•	our product candidates are in an early stage of development and we may fail, experience significant delays, never advance in clinical development or not be successful in our efforts to identify or discover additional product candidates, which may materially and adversely impact our business;
•	disruptions at the FDA, including due to a reduction in the FDA’s workforce and/or inadequate funding for the FDA, could prevent the FDA from performing normal functions on which our business relies, which could negatively impact our business;
•	the impact of the government shutdown on our business operation;
•	if we experience delays or difficulties in identifying and enrolling subjects in clinical trials, it may lead to delays in generating clinical data and the receipt of necessary regulatory approvals;
•	topline data may not accurately reflect or may materially differ from the complete results of a clinical trial;
•	we rely upon third parties for the manufacture of the clinical supply for our product candidates;
•	our business and operations would suffer in the event of computer system failures, cyberattacks or a deficiency in our cybersecurity;
•	we are dependent on the patents we own and the technologies we license, and if we fail to maintain our patents or lose the right to license such technologies, our ability to develop new products would be harmed;
•	we will require substantial additional funds to complete our research and development activities;
•	future financing may be obtained through, and future development efforts may be paid for by, the issuance of debt or equity, which may have an adverse effect on our stockholders or may otherwise adversely affect our business;
•	disruptions at the FDA, including due to a reduction in the FDA’s workforce and/or inadequate funding for the FDA;
•	changes in U.S. and international trade policies may adversely impact our business and operating results;
•	we may not be able to remain compliant with the continued listing requirements of The Nasdaq Capital Market; and
•	the price of the Common Stock has been and may continue to be volatile.

We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. The risks set forth under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as revised or supplemented by our Quarterly Reports on Form 10-Q and other documents we file with the SEC, describe material risks to our business, and you should read and interpret any forward-looking statements together with these risks. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements.

You should read this prospectus and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus and in the documents we incorporate by reference. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, any applicable free writing prospectus and the documents incorporated by reference herein and therein. You should read all such documents carefully, especially the risk factors and our consolidated financial statements and the related notes included or incorporated by reference herein or therein, before deciding to buy shares of our common stock.

Company Overview

Phio Pharmaceuticals Corp. (“Phio”, “we”, “our”, or the “Company”) is a clinical stage biopharmaceutical company whose proprietary INTASYL® self-delivering small interfering RNAi(siRNA) technology is designed to make immune cells more effective in killing tumor cells. The Company is developing therapeutics that are designed to leverage INTASYL to precisely target specific proteins that reduce the body’s ability to fight cancer, without the need for specialized formulations or drug delivery systems. The Company is committed to discovering and developing innovative cancer treatments for patients by creating new pathways toward a cancer-free future.

For more information about our company, please refer to other documents that we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation By Reference.”

PH-762

PH-762 is an INTASYL compound designed to reduce the expression of cell death protein 1 (“PD-1”). PD-1 is a protein that inhibits T cells’ ability to kill cancer cells and is a clinically validated target in immunotherapy. Decreasing the expression of PD-1 can thereby increase the capacity of T cells, which protect the body from cancer cells and infections, to kill cancer cells.

Our preclinical studies have demonstrated that direct-to-tumor application of PH-762 resulted in potent anti-tumoral effects and have shown that direct-to-tumor treatment with PH-762 inhibits tumor growth in a dose dependent fashion in PD-1 responsive and refractory models. Importantly, direct-to-tumor administration of PH-762 resulted in activity against distant untreated tumors, indicative of a systemic anti-tumor response. We believe these data further support the potential for PH-762 to provide a strong local immune response without the dose immune-related adverse effects seen with systemic antibody therapy.

Our ongoing Phase 1b dose escalation clinical trial (NCT 06014086) is designed to evaluate the safety and tolerability of neoadjuvant use of intratumoral PH-762 in Stages 1, 2 and 4 cutaneous squamous cell carcinoma (cSCC), Stage 4 melanoma, and Stage 4 Merkel cell carcinoma. Per the trial’s protocol, patients receive four injections of PH-762 at weekly intervals and pathologic response is assessed on day 36 after the initial injection of PH-762. To date, pathologic results for the fifth and final cohort are as follows:  100% tumor clearance in one of three patients, > 90% clearance in the second patient, and > 50% clearance in the third patient at Day 36.

To date, a total of 18 patients with cutaneous carcinomas have completed treatment across five dose escalating cohorts in the Phase 1b trial. The cumulative pathologic response in 16 patients with cSCC include six with a complete response (100% clearance), two with a near complete response (> 90% clearance) and two with a partial response (> 50% clearance). A single patient with metastatic Merkel cell carcinoma had a partial response (> 50% clearance). Six patients with cSCC and one patient with metastatic melanoma had a pathologic non-response (< 50% clearance). No patients in the study, however,  exhibited clinical progression of disease.

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To date, there were no dose-limiting toxicities or clinically relevant treatment-emergent adverse effects in the patients receiving intratumoral PH-762 in this trial. Moreover, PH-762 has been well tolerated in all enrolled patients in each escalating dose cohort. Phio may continue to screen and treat additional patients as part of the fifth cohort.

Due to INTASYL’s ease of administration, we have shown that our compounds can easily be incorporated into current Adoptive Cell Therapy (ACT) manufacturing processes. In ACT, T cells are usually taken from a patient’s own blood or tumor tissue, grown in large numbers in a laboratory, and then given back to the patient to help the immune system fight cancer. By treating T cells with our INTASYL compounds while they are being grown in the laboratory, we believe our INTASYL compounds can improve these immune cells to make them more effective in killing cancer. Preclinical data generated in collaboration with AgonOx, Inc. (“AgonOx”), a private company developing a pipeline of novel immunotherapy drugs targeting key regulators of the immune response to cancer, demonstrated that treating AgonOx’s “double positive” tumor infiltrating lymphocytes (“DP TIL”) with PH-762 increased their tumor killing activity by two-fold.

In February 2021, we entered into a clinical co-development collaboration agreement (the “Clinical Co-Development Agreement”) with AgonOx to develop a T cell-based therapy using PH-762 and AgonOx’s DP TIL. Under the Clinical Co-Development Agreement, we had agreed to reimburse AgonOx up to $4 million in expenses incurred to conduct a Phase 1 clinical trial of PH-762 treated DP TIL in patients with advanced melanoma and other advanced solid tumors. We were also eligible to receive certain future development milestones and low single-digit sales-based royalty payments from AgonOx’s licensing of its DP TIL technology.

In May 2024, we terminated the Clinical Co-Development Agreement with AgonOx, effective immediately. Effective as of the date of termination, the Clinical Co-Development Agreement and our and AgonOx’s continuing obligations thereunder were terminated in their entirety. We are no longer required to provide financial support for the development costs incurred in the Clinical Co-Development Agreement and we are no longer entitled to future development milestones or royalty payments from AgonOx’s licensing of its DP TIL technology. We paid to AgonOx all payment obligations that accrued prior to the termination of the Clinical Co-Development Agreement. Pursuant to the terms of the Clinical Co-Development Agreement, each of the Company and AgonOx were responsible for its own costs and expenses incurred in connection with the wind-down of the Phase 1 clinical trial. We made the remaining payment of $34,320, which primarily related to accrued obligations for patient fees and other miscellaneous costs as of the date of termination to AgonOx on March 21, 2025. This settled all future obligations to AgonOx.

Prior to the termination of the Clinical Co-Development Agreement with AgonOx, PH-762 treated DP TIL were being evaluated in a Phase 1 clinical trial in the U.S. with up to 18 patients with advanced melanoma and other advanced solid tumors by AgonOx. The primary trial objectives were to evaluate the safety and to study the potential for enhanced therapeutic benefit from the administration of PH-762 treated DP TIL. AgonOx had enrolled three patients. The first two patients were treated with DP TIL only and a third patient was treated with a combination of DP TIL and PH-762. Clinical results for the single patient who received a combination of DP TIL and PH-762 showed tumor size reductions of 65%, 100% and 81%, respectively, in three melanoma lesions.

In July 2025, we entered into a comprehensive drug substance development services agreement with a U.S. manufacturing company pursuant to which the manufacturer will provide analytical and process development and cGMP manufacture of clinical supplies for our lead development compound, PH-762.

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PH-894

PH-894 is an INTASYL compound that is designed to silence BRD4, a protein that controls gene expression in both T cells and tumor cells, thereby affecting the immune system as well as the tumor. Intracellular and/or commonly considered “undruggable” targets, such as BRD4, represent a challenge for small molecule and antibody therapies. Therefore, what sets this compound apart is its dual mechanism: PH-894 suppression of BRD4 in T cells results in T cell activation, and suppression of BRD4 in tumor cells results in tumors becoming more sensitive to being killed by T cells.

Preclinical studies conducted have demonstrated that PH-894 resulted in a strong, concentration dependent and durable silencing of BRD4 in T cells and in various cancer cells. Similar to PH-762, preclinical studies have also shown that direct-to-tumor application of PH-894 resulted in potent and statistically significant anti-tumoral effects against distant untreated tumors, indicative of a systemic anti-tumor response. These preclinical data indicate that PH-894 can reprogram T cells and other cells in the tumor microenvironment to provide enhanced immunotherapeutic activity. We have completed the IND-enabling studies and are in the process of finalizing the study reports required for an IND submission with PH-894. As a result of the reprioritization to advance our clinical trial with PH-762 in the U.S., we have elected to defer the IND submission for PH-894.

November 2025 Offering

On November 3, 2025, we entered into inducement letter agreements (the “Inducement Letter Agreements”) with certain holders (the “Holders”) of certain of our existing common stock warrants to exercise such warrants for an aggregate of 5,663,182 shares of Common Stock. These warrants were originally issued to the Holders in July 2024, December 2024 and January 2025, having exercise prices between $2.00 and $5.45 per share (the “Existing Warrants”). The shares of Common Stock issuable upon exercise of the Existing Warrants are registered for resale pursuant to effective registration statements on Form S-1 (Nos. 333-281502 and 333-284381) and Form S-3 (No. 333-289621).

Pursuant to the Inducement Letter Agreements, warrants to purchase 60,000 shares of Common Stock with an exercise price of $2.00 per share were exercised at such exercise price, warrants to purchase 948,596 shares of Common Stock with an exercise price of $2.485 per share were exercised at such exercise price, and warrants to purchase 4,654,586 shares of Common Stock were exercised at a reduced exercise price of $2.05 per share.

In consideration for the exercise of the Existing Warrants for cash and the payment of additional $0.125 per New Warrant (as defined below), or an aggregate of $1,415,795.50 for all New Warrants, we agreed to issue to the Holders new unregistered Series A Warrants (the “New Warrants”) to purchase an aggregate of up to 11,326,364 shares of Common Stock (the “New Warrant Shares”). The New Warrants have an exercise price of $2.05 per share, are exercisable immediately upon issuance and have a term equal to twenty-four months from the effective date of the registration statement of which this prospectus forms a part.

The gross proceeds to the Company from the exercise of the Existing Warrants and the issuance of the New Warrants were approximately $13.4 million, prior to deducting placement agent fees and offering expenses. The closing of the offering occurred in multiple tranches.

We also agreed to file this registration statement, of which this prospectus forms a part, providing for the resale of the New Warrant Shares issuable upon the exercise of the New Warrants within 20 calendar days from the date of the Inducement Letter Agreements. We also agreed not to issue, enter into any agreement to issue or announce the issuance, or proposed issuance of any Common Stock or Common Stock equivalents or file any registration statement or any amendment or supplement to any existing registration statement (other than this registration statement, of which this prospectus forms a part) until 15 calendar days after the closing of the offering.

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Pursuant to an engagement letter, dated as of June 27, 2024 (as amended, the “Engagement Letter”) between us and H.C. Wainwright & Co., LLC (the “Placement Agent”), we agreed to pay the Placement Agent (i) a total cash fee equal to 7.5% of the gross proceeds from the exercise of the Existing Warrants and, to the extent any New Warrants are exercised for cash in the future, upon such exercise, and (ii) a management fee equal to 1.0% of the aggregate gross proceeds from the exercise of the Existing Warrants and, to the extent any New Warrants are exercised for cash in the future, upon such exercise. We also agreed to pay the Placement Agent $35,000 for non-accountable expenses, $50,000 for accountable expenses and $15,950 for clearing fees. Additionally, in connection with the above-mentioned offering, we issued to the Placement Agent warrants to purchase up to an aggregate of 424,739 shares of Common Stock, equal to 7.5% of the aggregate number of Existing Warrants exercised in the offering (the “November 2025 Placement Agent Warrants”) and, to the extent any New Warrants are exercised for cash in the future, further warrants to purchase shares of Common Stock equal to the 7.5% of the aggregate number of New Warrants so exercised. 4,500 of the November 2025 Placement Agent Warrants issued have an exercise price of $2.8125 per share and a term of twenty-four months from the effective date of this registration statement, of which this prospectus forms a part, 349,094 of the November 2025 Placement Agent Warrants issued have an exercise price of $2.875 per share and a term of twenty-four months from the effective date of this registration statement, of which this prospectus forms a part, and 71,145 of the November 2025 Placement Agent Warrants issued have an exercise price of $3.4188 per share and a term of twenty-four months from the effective date of this registration statement, of which this prospectus forms a part. Separately, in connection with the exercise of certain existing warrants for cash by the holders thereof, we also issued to the Placement Agent warrants to purchase up to an aggregate of 12,697 shares of Common Stock resulting from rights granted to the Placement Agent pursuant to the Engagement Letter (the “Additional Placement Agent Warrants” and, together with the November 2025 Placement Agent Warrants and the Series A Warrants, the “Warrants”). 4,500 of the Additional Placement Agent Warrants have an exercise price of $2.50 per share and are exercisable until November 4, 2030, and 8,197 of the Additional Placement Agent Warrants have an exercise price of $3.1375 and are exercisable until November 4, 2030.

Corporate Information

The Company was incorporated in the state of Delaware in 2011 as RXi Pharmaceuticals Corporation. On November 19, 2018, we changed our name to Phio Pharmaceuticals Corp., to reflect our transition from a platform company to one that is fully committed to developing groundbreaking immuno-oncology therapeutics. Our principal mailing address is 411 Swedeland Road, Suite 23-1080, King of Prussia, Pennsylvania 19406, and our telephone number is (610) 947-0251.

Our website address is http://www.phiopharma.com. Our website and the information contained on that site, or connected to that site, is not part of or incorporated by reference into this prospectus.

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THE OFFERING

Shares of common stock offered by the selling stockholders:	Up to 11,763,800 shares of Common Stock.

Shares of common stock outstanding before this offering:	5,784,770 shares of Common Stock as of September 30, 2025.

Shares of common stock outstanding after completion of this offering	23,211,752[1] shares of Common Stock.

Use of proceeds:	We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders, except for the Warrant exercise price paid for the Common Stock offered hereby and issuable upon the exercise of the Warrants. See “Use of Proceeds” on page 9 of this prospectus.

Risk factors:	You should read the “Risk Factors” section on page 8 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our securities.

Nasdaq Capital Market symbol:	The Common Stock is listed on The Nasdaq Capital Market under the symbol “PHIO.” We do not intend to apply for listing of the Warrants on any securities exchange or nationally recognized trading system.

1 The number of shares of Common Stock to be outstanding after this offering is based on 5,784,770 shares of Common Stock outstanding as of September 30, 2025, plus 5,663,182 shares of Common Stock issued from the exercise of the Existing Warrants pursuant to the Inducement Letter Agreements. Unless specifically stated otherwise, the information in this prospectus is as of September 30, 2025, and excludes:

•	1,121 shares of Common Stock issuable upon the exercise of stock options outstanding as of September 30, 2025, having a weighted average exercise price of $614.60 per share;

•	512,800 shares of Common Stock issuable upon the vesting of restricted stock units outstanding as of September 30, 2025;

•	7,600,332 shares of Common Stock issuable upon the exercise of warrants (excluding the Existing Warrants) outstanding as of September 30, 2025, having a weighted average exercise price of $4.57 per share;

•	11,763,800 shares of Common Stock issuable upon the exercise of warrants issued subsequent to September 30, 2025; and
•	438,094 shares of Common Stock reserved for future issuance under our 2020 Long-Term Incentive Plan as of September 30, 2025.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks, uncertainties and assumptions contained in this prospectus and discussed under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Reports on Form 10-Q and other documents that we file with the SEC, which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Our business, financial condition, results of operations and future growth prospects could be materially and adversely affected by any of these risks. In these circumstances, the market price of the Common Stock could decline, and you may lose all or part of your investment.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. The shares offered hereby are issuable upon the exercise of the Warrants. Upon exercise of the Warrants for cash, we will receive the applicable cash exercise price paid by the holders of the Warrants of approximately $24.5 million (assuming the full exercise of the Warrants).

We intend to use any net proceeds received by us from the cash exercise of the Warrants for working capital, and, primarily, accelerated completion of certain required development activities in preparation for the next phase of clinical development of PH-762 for cutaneous carcinomas given recent positive safety and pathology outcomes in its dose escalating trial. We may also use a portion of any net proceeds received by us from the cash exercise of the Warrants to acquire or invest in complementary businesses, products and technologies or to fund the development of any such complementary businesses, products or technologies. We currently have no plans for any such acquisitions.

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SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholders consists of shares of Common Stock issuable to the Selling Stockholders upon exercise of the Warrants. For additional information regarding the issuances of the Warrants, see “November 2025 Offering” in the Prospectus Summary section above. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for (a) the ownership of the Warrants and other equity sold by us to the Selling Stockholders and (b) with respect to the Warrants issued as compensation to the Placement Agent, who has acted as our Placement Agent in a number of past offerings, or its designees, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below is based on information supplied to us by the Selling Stockholders, and lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the Warrants, as of November 14, 2025, assuming exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of Common Stock being offered under this prospectus by the Selling Stockholders.

This prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants, determined as if the Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus. The percentage of beneficial ownership after this offering is based on 10,764,428 shares of Common Stock outstanding as of November 11, 2025.

Under the terms of the Warrants, a Selling Stockholder may not exercise such Selling Stockholder’s Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution” below for further information.

	Beneficial Ownership Prior to This Offering	Shares of Common Stock to be Sold in This Offering(2)	Beneficial Ownership After This Offering
Selling Stockholder	Number of Shares Owned(1)		Number of Shares Owned	Percentage of Outstanding Shares
Intracoastal Capital, LLC(3)	2,051,152	1,142,556	908,596	8.44%
Orca Capital AG(4)	5,082,516	4,205,644	876,872	4.46%
CVI Investments, Inc.(5)	3,321,154	3,059,712	261,442	2.43%
Anson Investments Mater Fund LP(6)	2,276,392	2,276,392	–	*
Anson East Master Fund LP(7)	642,408	642,060	348	*
Noam Rubinstein(8)	271,658	137,794	133,864	1.24%
Wilson Drive Holdings LLC(8)	27,728	14,764	12,964	*
Charles Worthman(8)	8,218	4,375	3,843	*
Augustus Trading LLC(8)	280,503	280,503	–	*

* Represents beneficial ownership of less than one percent.

(1)	The ability to exercise the Warrants held by the Selling Stockholders is subject to a beneficial ownership limitation that, at the time of initial issuance of the Warrants, was capped at either 4.99% or 9.99% beneficial ownership of our issued and outstanding shares of Common Stock (post-exercise). These beneficial ownership limitations may be adjusted up or down, subject to providing at least 61 days’ advanced notice to us. Beneficial ownership as reflected in the selling stockholder table reflects the total number of shares potentially issuable underlying the Warrants and does not give effect to these beneficial ownership limitations. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table.

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(2)	The actual number of shares of Common Stock offered hereby and included in the registration statement, of which this prospectus forms a part, includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of Common Stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar events with respect to the Common Stock.

(3)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal. The principal business address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(4)	Roman Grodon, Thomas Koenig, and Beate Ruhle-Burkhardt have shared voting control and investment discretion over the securities reported herein that are held by Orca Capital AG (“Orca Capital”). As a result, each of Roman Grodon, Thomas Koenig, and Beate Ruhle-Burkhardt may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Orca Capital. The principal business address of Orca Capital is Sperl-Ring 2, 85276 Hettenshausen, Germany.

(5)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as President of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to this registration statement of the securities reported herein. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

(6)	Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Stock held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of Common Stock except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(7)	Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP (“Anson East”), hold voting and dispositive power over the Common Shares held by Anson East. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson East is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(8)	Each of these Selling Stockholders is affiliated with the Placement Agent, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of Common Stock issuable upon exercise of placement agent warrants, which were received as compensation. The Selling Stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred incident to the registration of the securities.

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We have agreed to keep this prospectus effective until no Selling Stockholder owns any New Warrants or New Warrant Shares. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with, or furnished to, the SEC, at our website at www.phiopharma.com. Information contained on or accessible through our website is not a part of this prospectus or any prospectus supplement, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus (i) the documents listed below, (ii) all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is included and prior to the effectiveness of such registration statement, and (iii) and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed, including any information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K, in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025;
•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 15, 2025, August 14, 2025 and November 13, 2025, respectively;
•	our Current Reports on Form 8-K (other than the portions thereof that are furnished and not filed) as filed with the SEC on January 13, 2025, January 14, 2025, January 15, 2025, January 17, 2025, February 20, 2025, April 9, 2025, April 22, 2025, May 7, 2025, June 12, 2025, June 26, 2025, July 7, 2025, July 25, 2025, July 30, 2025, September 3, 2025, September 15, 2025, October 31, 2025, November 3, 2025 and November 6, 2025; and
•	the description of our Common Stock contained in our registration statement on Form 8-A12B filed with the SEC on February 7, 2014, as updated by the description of our Common Stock filed as Exhibit 4.16 to our Annual Report on Form 10-K for the year ended December 31, 2023, including any amendment or report filed for the purpose of updating such description.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of any or all of the reports or documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Phio Pharmaceuticals Corp., 411 Swedeland Road, Suite 23-1080, King of Prussia, Pennsylvania 19406 Attention: Investor Relations, telephone: (508) 929-3640. We maintain a website at www.phiopharma.com. You may access our definitive proxy statements on Schedule 14A, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and periodic amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus. We have not authorized any one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

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LEGAL MATTERS

The validity of the shares of Common Stock offered hereby is being passed upon for us by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements of Phio Pharmaceuticals Corp. (the Company) as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 included in this Prospectus have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

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Phio Pharmaceuticals Corp.

Up to 11,763,800 Shares of Common Stock

PROSPECTUS

December 3, 2025